Exhibit 99.1

Tactile Medical Announces Chief Financial Officer Transition

Appoints Brent A. Moen as Chief Financial Officer

MINNEAPOLIS—August 06, 2018 (GLOBE NEWSWIRE) —Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today announced the appointment of Brent A. Moen to the position of Chief Financial Officer, effective September 2, 2018. Tactile Medical’s current Chief Financial Officer, Lynn L. Blake, will resign from that role effective as of the close of business on September 1, 2018. Ms. Blake’s resignation is for personal reasons and not due to any disagreement with the Company on any matter, including related to the Company’s operations, policies, practices, financial reporting or controls. Ms. Blake will continue to advise the Company in a consulting role until March 2019 in order to facilitate a smooth transition.

“I’m very pleased to announce Brent’s appointment and welcome him to Tactile Medical,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “Brent possesses a strong financial background, with over 20 years of management level experience including senior leadership roles as Chief Financial Officer of two publicly traded companies, most recently in the medical device industry at Entellus Medical. I look forward to his strategic insight and future contributions as a member of the executive leadership team as we continue to scale our business.”

“I would also like to thank Lynn for the valuable contributions she has made since joining Tactile Medical in April 2016,” Mr. Mattys continued. “Her leadership and expertise helped Tactile Medical complete our IPO, successfully transition to the public markets and support Tactile Medical’s subsequent growth and expansion of our shareholder base.”

“Tactile Medical is an impressive organization that has developed a clear leadership position in the treatment of lymphedema and established a consistent track record of impressive growth and execution,” said Mr. Moen. “I am excited to join the team and am committed to leading the Company through its next stage of growth.”

Mr. Moen most recently served as Chief Financial Officer of Entellus Medical, Inc., a publicly held medical device company, from May 2016 until the company’s acquisition by Stryker Corporation in February 2018. Prior to joining Entellus Medical, Mr. Moen served as Executive Vice President and Chief Financial Officer of ABRA Auto Body & Glass LP, an automotive collision repair company, from November 2013 to May 2015. Mr. Moen previously served as Senior Vice President and Chief Financial Officer of Regis Corporation, a publicly held owner, franchisor and operator of beauty salons, from January 2011 to December 2012. Mr. Moen held various financial roles of increasing responsibility with Regis Corporation, beginning in 2000. Mr. Moen holds a B.A. in Accounting from the University of North Dakota is a Certified Public Accountant (inactive) and started his professional career with Coopers and Lybrand.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” or “project” or the negative of these words or other variations on these words or comparable terminology. These also include statements about potential long-term outcomes from the use of Flexitouch.  The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, adverse results to patients; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; and technical problems with the Company’s research and products. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com